Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
of Immunobiotics, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated April 2, 2008, covering the consolidated financial statements of Immunobiotics, Inc. for the years ended December 31, 2007 and 2006, to be included in this Registration Statement on Form S-1 to be filed with the Commission on or about June 13, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Jewett, Schwartz, Wolfe & Associates

/s/ Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
June 13, 2008